PCP Calculator

Important Legal Information

If you are an eligible employee and elect to exchange your stock options, you'll be granted replacement options that become exercisable in 50% increments on the first and second anniversaries of their grant date (except replacement options granted in exchange for options granted in 1995, which will become exercisable in full on the first anniversary of the grant date). The remaining term of your replacement stock options will be equal to the remaining term of the options you exchanged. For example, subject to earlier terminations and forfeitures:

> Options granted on January 25, 1996 expire on January 24, 2006.
> If you elected to cancel those options as of June 25, 2003 after 7:00 p.m. ET, then they would have had just more than two years and seven months left in their term (944 days).
> If you received replacement options on December 26, 2003, then those options would expire 944 days later, or on July 27, 2006.

For more detailed information about the exchange, see Delta's Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated May 28, 2003, available in the Option Exchange site on the HR Employee Connection or at http://investor.delta.com/edgar.cfm. The Offer to Exchange contains full information about the option exchange program, the conditions of the program and risks you would incur by participating in the program.

In order to participate in the option exchange program, you must follow the instructions in the Offer to Exchange. You must be eligible to participate in the option exchange program, as described in the Offer to Exchange. Only certain outstanding stock options of Delta are eligible to be exchanged. These options are also described in the Offer to Exchange.

The Offer to Exchange and this calculator provide the tools that may help you decide whether to participate in the option exchange program. For complete terms and conditions, please review the Offer to Exchange. If there's a discrepancy between the information in this calculator and the Offer to Exchange, the Offer to Exchange will govern. Participation in the option exchange program does not constitute a contract of employment or otherwise guarantee employment with Delta or its subsidiaries. This is a one-time offer to exchange existing options in order to receive a fewer number of replacement options with a new exercise price. We expect to grant the replacement options on the first business day that is six months and one day after your existing options have been cancelled. Delta expects that the grant of replacement options will occur on December 26, 2003.

There can be no assurances that any existing or replacement stock options will result in gains or that exchanging existing options would be more advantageous than keeping them. Delta is not advising you to participate in the option exchange program. There are risks in participating in the program, as outlined in the Offer to Exchange. Only you are responsible for deciding whether to exchange your existing stock options. Remember, when participating in a stock-based program, you take on a number of risks, including company risk and market risk. The price of stock can go up or down.

Some of this material contains examples of Delta common stock prices. These examples are hypothetical and for illustration purposes only. Delta makes no forecast or projection regarding the future market price of Delta common stock. You should not rely on these hypothetical prices for any reason. Discussions of potential value are based on the following formula:

the assumed market price *multiplied by* the number of options to be exercised
minus
the exercise price *multiplied by* the number of options to be exercised

These potential value calculations do not take into account taxes, commissions and fees you must pay when you exercise stock options and sell the underlying shares. The examples assume that the options are exercised in full and the underlying shares are sold.

This material is not intended to provide tax advice. The taxation of stock options is complex, and taxes vary depending on individual circumstances. It is your responsibility to comply with tax and reporting regulations. We recommend consulting a professional tax advisor to discuss your individual situation.

This material is for communication purposes only and is non-binding. It's intended to explain this opportunity in plain language that you can understand. Examples and descriptions are for illustrative purposes only and are not forecasts of the value of Delta common stock.

I've read the legal information

This calculator applies to option grants made under the 2000 Performance Compensation Plan (PCP) or a predecessor plan. It does not apply to SkyShares options. Although SkyShares options have the same exchange ratio as PCP options granted during the same years, we have created a special SkyShares calculator to make things easier for SkyShares option holders. If you have SkyShares options, use the SkyShares calculator.

Employees who are eligible to participate have the opportunity to exchange outstanding PCP stock options for a fewer number of replacement options with a new exercise price. We expect to grant the replacement options on the first business day that is six months and one day after the existing options are cancelled.

If you elect to participate in this offer to exchange for a particular option tier, you'll need to exchange all your eligible options that are in that tier. Each tier has a different exchange ratio.

Option Tier	Grant Dates	Exchange Ratio
Tier 1	1995-1999	3-for-1
Tier 2	2000-2001	2-for-1
Tier 3	2002	1.5-for-1

Enter the number of unexercised stock options that were awarded to you as part of the annual grants*:

Grant Date	Exercise Price	Number of Options
January 26, 1995	$26.00	
January 25, 1996	$35.50	
January 23, 1997	$41.1875	
January 22, 1998	$58.625	
September 24, 1998	$51.6563	
July 22, 1999	$62.6250	
July 27, 2000	$52.7500	
January 25, 2001	$45.9375	
January 24, 2002	$32.02	

*These numbers are on your May 2, 2003 Merrill Lynch recordkeeping statement that was mailed with Delta's Offer to Exchange. If you cannot locate your recordkeeping statement and you know your Personal Identification Number (PIN), please visit the Merrill Lynch website at www.bol.ml.com to get details about your outstanding options. If you don't know your PIN, call Merrill Lynch at 866-297-0391.

Enter the number of unexercised stock options that were *not* awarded on the dates of the annual grants listed above. Please enter the grant date and the exercise price for these awards.

*Only options with an exercise price above $25 are eligible for the exchange.

Grant Date (MM/DD/YYYY)	Exercise Price	Number of Options
	$	
	$	
	$	

EXCHANGE

Click here to see how many replacement stock options you'll receive if you elect to exchange your unexercised options.

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If you exchange your existing options, you'll receive the following number of replacement options*:

Your existing options:

Grant Date	Exercise Price	Number of Options	Replacement Options
July 22, 1999	$ 62.625	500	167
Tier 1 Total		500	167
July 27, 2000	$ 52.75	500	250
Tier 2 Total		500	250
TOTAL		1,000	417

*This calculator does not apply to the four executive officers who will receive a reduced number of replacement options if they elect to exchange options.

The potential value of your stock options depends on your exercise price and the market price of Delta's common stock in the future. To compare the potential value of your existing options to the potential value of replacement options, you'll need to make some assumptions about Delta's future stock price. Consider trying a number of different assumptions before deciding whether to trade in your options and participate in the exchange.

Enter an estimated stock price for the date the replacement options will be granted. This grant date is expected to be on December 26, 2003.

Estimated future price of Delta's common stock on the grant date of replacement options: $ 24

CALCULATE

Now enter an estimated stock price for a date further in the future keeping in mind the remaining term of your options. The calculator will use this price to compare the potential value of your existing stock options to the potential value of your replacement stock options assuming Delta's common stock price is the price you enter. Enter your estimate and then click on CALCULATE. $ 32

Scroll down to see your results

For the 52 weeks ending on May 1, 2003:

52-week low stock price	$6.10
52-week average stock price	**$14.09**
52-week high stock price	$28.49

Past stock performance is not an indicator of future stock performance.

Based on your assumptions, at a price of $32 per share:

		Potential Value
Option Tier	**Existing Options**	**Replacement Options**
Tier 1	$ $0.00	$ $1,336.00
Tier 2	$ $0.00	$ $2,000.00
Tier 3	$ $0.00	$ $0.00
TOTAL	$ $0.00	$ $3,336.00

Review your results:

The following will help you determine the difference between the potential value of each tier of your existing stock options and exchanging them for replacement options:

Your potential advantage from exchanging your Tier 1 options is: $501.00

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $12, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 1 stock options will be greater than the potential value of your existing Tier 1 stock options for all stock prices at or below $88.01.

Your potential advantage from exchanging your Tier 2 options is: $750.00

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $12, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 2 stock options will be greater than the potential value of your existing Tier 2 stock options for all stock prices at or below $93.50.

Your potential advantage from exchanging your Tier 3 options is: $1,002.00

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $12, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 3 stock options will be greater than the potential value of your existing Tier 3 stock options for all stock prices at or below $72.30.

> Click here to see a graph of Delta's closing stock prices on the New York Stock Exchange over the last 10 years.

> Click here for important legal information.

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Review your results:

The following will help you determine the difference between the potential value of each tier of your existing stock options and exchanging them for replacement options:

Based on your assumptions, the potential value of your existing Tier 1 stock options exceeds the potential value of your replacement Tier 1 stock options.

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $12, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 3 stock options will be greater than the potential value of your existing Tier 3 stock options for all stock prices at or below $72.30.

Based on your assumptions, the potential value of your existing Tier 2 stock options exceeds the potential value of your replacement Tier 2 stock options.

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $12, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 3 stock options will be greater than the potential value of your existing Tier 3 stock options for all stock prices at or below $72.30.

Based on your assumptions, the potential value of your existing Tier 3 stock options exceeds the potential value of your replacement Tier 3 stock options.

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $12, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 3 stock options will be greater than the potential value of your existing Tier 3 stock options for all stock prices at or below $72.30.

> Click here to see a graph of Delta's closing stock prices on the New York Stock Exchange over the last 10 years.

> Click here for important legal information.

X Close window

Review your results:

The following will help you determine the difference between the potential value of each tier of your existing stock options and exchanging them for replacement options:

Your potential advantage from exchanging your Tier 1 options is: $0.00

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $15, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 3 stock options will be greater than the potential value of your existing Tier 3 stock options for all stock prices at or below $66.27.

Your potential advantage from exchanging your Tier 2 options is: $0.00

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $39, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 2 stock options will be greater than the potential value of your existing Tier 2 stock options for all stock prices at or below $66.50.

Based on your assumptions, the potential value of your existing Tier 3 stock options exceeds the potential value of your replacement Tier 3 stock options.

Based on your estimate of Delta's common stock price on the date the replacement stock options will be granted, $39, and assuming Delta's common stock price increases beyond the assumed exercise price, the potential value of your replacement Tier 2 stock options will be greater than the potential value of your existing Tier 2 stock options for all stock prices at or below $66.50.

> Click here to see a graph of Delta's closing stock prices on the New York Stock Exchange over the last 10 years.

> Click here for important legal information.

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Delta Air Lines Stock History
(DAL)
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MAY 2003

This graph shows Delta's closing stock prices on the New York Stock Exchange over the last 10 years. However, past stock price is not a guarantee of future results and is not a predictor of future stock performance.

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